UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2005

RITA Medical Systems, Inc.
(Exact name of registrant as specified in its charter)

000-30959
(Commission File Number)

California	94-3199149
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

46421 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices, with zip code)

(510) 771-0400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01             Changes in Registrant's Certifying Accountant.

On May 23, 2005, RITA Medical Systems, Inc. (the "Company") received notice from PricewaterhouseCoopers LLP ("PwC") that PwC was resigning as the Company's independent registered public accounting firm, effective immediately. The Company had engaged PricewaterhouseCoopers LLP as its independent registered public accounting firm in 1994. The Audit Committee of the Company neither recommended nor approved the resignation of the Company's independent registered public accounting firm. The Audit Committee of the Company has begun the process of identifying and selecting a new independent registered public accounting firm to audit the Company's consolidated financial statements for the year ending December 31, 2005. The Company has authorized PwC to respond fully to successor auditor inquiries.

The reports of PwC on the Company's financial statements for the years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2004 and December 31, 2003 and through May 23, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the financial statements for such years.

During the years ended December 31, 2004 and December 31, 2003 and through May 23, 2005, there have been no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, except as noted below:

The Company disclosed in its Form 10-K/A for the fiscal year ended December 31, 2004, that in evaluating its internal control over financial reporting, management considered certain items control deficiencies that constituted a material weakness. The following weaknesses were included in management's assessment:

(i)
As of December 31, 2004, RITA Medical Systems, Inc. did not maintain effective controls over the reconciliation of accrued expenses and certain cash accounts. Specifically, the Company failed to reconcile the supporting documentation for certain material expense accruals, foreign cash accounts and the primary operating cash account to the general ledger, impacting Rita Medical Systems’ ability to ensure all transactions flowing through the accounts are properly reflected in the recorded account balances. This control deficiency resulted in audit adjustments to accrued liabilities, general operating expenses and cash in the Company’s 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of accrued liabilities, general operating expenses and cash that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

(ii)
As of December 31, 2004, RITA Medical Systems, Inc. did not maintain effective controls over the completeness and accuracy of accounts payable. Specifically, the Company failed to identify and record, at year end, certain operating expenses including franchise taxes and general corporate expenses. This control deficiency resulted in audit adjustments to accounts payable and the related operating expenses in the Company’s 2004 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of accounts payable and operating expenses that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Because of these material weaknesses, management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, based on the criteria described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. These control deficiencies and the material weaknesses, and the Company's efforts to remediate them, are described in Item 9A of the Company's Form 10-K/A for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (the "SEC") on May 2, 2005 and the Company's Form 10-Q for the quarter ended March 31, 2005, as filed with the SEC on May 10, 2005.

The Company has furnished a copy of the above disclosures and requested that PwC furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above disclosures. A copy of such letter is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits.

(c)            Exhibits:

16.1 Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission dated May 27, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITA MEDICAL SYSTEMS, INC.

Date: May 27, 2005	By:	/s/ Joseph DeVivo

Joseph DeVivo President and Chief Executive Officer

RITA MEDICAL SYSTEMS, INC.

INDEX TO EXHIBITS

Exhibit Number	Description

16.1	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission dated May 27, 2005